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                                EXHIBIT 99

                                 OLD KENT

                               NEWS RELEASE

NASDAQ:        OKEN
FOR RELEASE:   IMMEDIATE
DATE:          October 1, 1998
CONTACTS:      Old Kent Financial Corporation
                    Mark F. Furlong (Analyst)               616-771-4965
                    Albert T. Potas (Analyst)               616-771-1931
                    Richard Arasmith (Media)                708-482-5910


             OLD KENT COMPLETES ACQUISITION OF FIRST EVERGREEN

     Grand Rapids, Michigan - David J. Wagner, President and CEO of Old Kent Financial Corporation, announced today that Old Kent completed its acquisition of First Evergreen Corporation, effective October 1, 1998.

     First Evergreen is a bank holding company headquartered in Evergreen Park, Illinois, with assets of $1.9 billion and deposits of $1.7 billion as of June 30, 1998. It is the parent of First National Bank of Evergreen Park. First Evergreen operates 8 banking offices in Cook County.

     The acquisition doubles Old Kent's deposit market share in the greater Chicagoland area. Wagner stated, "We look forward to continuing First Evergreen's tradition of quality customer service and are excited to bring an even broader array of products to our new customers at First Evergreen."

     First Evergreen shareholders received 32.0312 shares of Old Kent stock for each outstanding share of First Evergreen common stock, for a total value of over $400 million.

     Old Kent also noted that its stock repurchase program would be unaffected by the acquisition. Under this program, shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis. Also, shares intended for reissue in connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs.

     Old Kent Financial Corporation is bank holding company headquartered in Grand Rapids, Michigan. It operates over 220 full service offices in Michigan, Illinois and Indiana, and over 125 mortgage lending sites throughout the United States. Effective with the acquisition, Old Kent has total assets of over $15 billion.



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OLD KENT
     FINANCIAL CORPORATION

                   OLD KENT FINANCIAL CORPORATION (OKEN)
                         COMPLETES ACQUISITION OF
                    FIRST EVERGREEN CORPORATION (FIVR)



                   [MAP OF OLD KENT BRANCH LOCATIONS AND
                   FIRST NB OF EVERGREEN PARK LOCATIONS]



     - First Evergreen Corporation adds 8 branches in southwestern Chicago. The bank provides its services primarily to three communities; Evergreen Park, Oak Lawn and Orland Park.

     - Old Kent Financial Corporation is headquartered in Grand Rapids, Michigan. It operates over 220 full service offices in Michigan, Illinois and Indiana, and over 125 mortgage lending sites throughout the United States. The company's non-banking subsidiaries participate in investment services, brokerage services, leasing services and insurance services. Effective with the acquisition, Old Kent has total assets of over $15 billion.


TRANSACTION SUMMARY
 - The effective date of the transaction is October 1, 1998.
 - The acquisition doubles Old Kent's deposit market share in the Chicago area.
 - Old Kent ranks #1 in deposit market share in three communities:
   Evergreen Park, Oak Lawn and Orland Park.
 - Shareholders of First Evergreen received 12.8 million shares of Old Kent common stock, based on an exchange ratio of 32.0312 for each First Evergreen share. The transaction will be accounted for as a pooling of interest.
 - Old Kent expects the merger to be accretive by 3% to 1999 earnings
 - Estimated annual cost savings of $12 million, equal approximately 30% of First Evergreen's non-interest expense.
 - Old Kent expects to incur a $25 million pre-tax restructuring and merger related charge which is approximately 5.7% of the total acquisition price.








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 - First Evergreen contribution:

          Percent of earnings (including cost savings):     12.5%    Percent of shares outstanding:     12.0%
                            Percent of combined assets:     12.3%    Percent of combined equity:        17.2%

 - Immediate increase to Old Kent book value per share is expected to be $0.64.

Forward Looking Statements

This news release contains certain estimates and projections regarding each of Old Kent Financial Corporation and First Evergreen Corporation and the combined company following the merger, including estimates and projections relating to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among depository institutions may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered;
(5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; and
(7) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged.